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                                                                    EXHIBIT 99.1

[FACTUAL DATA INFORMATION TECHNOLOGIES LOGO]                       PRESS RELEASE


                      Factual Data Publishes Earnings Early

LOVELAND, Colo., February 10, 2003...Factual Data Corp., (Nasdaq: FDCC) announced today that it would release earnings on Thursday, February 13, 2002, a week earlier than scheduled.

Factual Data will host a conference call at 3:00 p.m. Eastern time on Thursday, February 13, 2003. The US/Canada dial-in number is (888) 299-7304, conference topic: Factual Data Fourth Quarter/Year-End Earnings Release. The call will be broadcast live and then via replay for one week at (800) 642-1687 or (706) 645-9291 from February 13, 2003 at 4:00 p.m. Eastern time until midnight on February 19, 2003.

ABOUT FACTUAL DATA CORP.

         Factual Data Corp. provides a wide range of customized information services to businesses across the United States that assist them in making critical decisions, such as determining whether to make a mortgage or other loan, offer employment, accept new tenants, or enter into a business relationship. Factual Data specializes in providing customized mortgage credit reports and other mortgage related services, consumer credit reports, employment screening, resident screening, and commercial credit reports.

         Factual Data's customers include mortgage lenders and independent mortgage brokers, consumer lenders, employers, property managers, and other business customers desiring information regarding creditworthiness and other matters. Factual Data is an industry leader in delivering its service offerings over the Internet and in utilizing technology and customer service to provide its services with the speed, reliability, accuracy and customization that industry participants increasingly demand. Factual Data markets its services through its website, www.factualdata.com, and nationally through offices located in major metropolitan areas. Factual Data's common stock trades on the Nasdaq National Market(R) under the symbol "FDCC." For more information visit www.factualdata.com.

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. Factual Data's actual results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in interest rates; strength of market demand for Factual Data's services; the effects of seasonality in the housing market; competition; the success of Factual Data's consolidation plan; Factual Data's ability to manage growth; Factual Data's ability to successfully develop and market new services, and political and military uncertainties. Please refer to documents that Factual Data Corp. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

SOURCE: Factual Data Corp.
CONTACT: Daena Lee, Investor Relations Specialist, Factual Data Corp., 970-663-5700, ext. 243,

daenal@factualdata.com.

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